EXHIBIT (23)


                  INDEPENDENT AUDITOR'S CONSENT



We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-77516, 33-77518 and 333-2702) pertaining to the LaCrosse Footwear, Inc. Employees' Retirement Savings Plan, the LaCrosse Footwear, Inc. Union Employees' Retirement Savings Plan and the LaCrosse Footwear, Inc. 1993 Employee Stock Incentive Plan of our reports dated February 7, 2003, except for the last paragraph of Note 4, as to which the date is February 11, 2003, with respect to the consolidated financial statements and the financial statement schedule included in this Annual Report on Form 10-K of LaCrosse Footwear, Inc. for the year ended December 31, 2002.

                                        /s/ McGLADREY & PULLEN, LLP
                                        ----------------------------------------
                                        McGLADREY & PULLEN, LLP



Minneapolis, Minnesota
March 27, 2003